FOR IMMEDIATE RELEASE	Contact: David Stakun
January 25, 2007	(215) 942-8428

Technitrol Reports Q406 Results

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) reported consolidated revenues of $236.1 million for its fourth fiscal quarter ended December 29, 2006. Revenues were $257.7 million in the previous quarter and $184.5 million in the fourth quarter of 2005.
According to U.S. Generally Accepted Accounting Principles (GAAP), fourth-quarter net earnings from continuing operations were $14.4 million, or $0.35 per diluted share, compared to $15.3 million, or $0.38 per diluted share, in the prior quarter and $7.8 million, or $0.19 per diluted share, in the fourth quarter of 2005 including the cumulative effect of an accounting change. Fourth-quarter 2006 earnings included after-tax severance and asset-impairment expenses totaling approximately $2.1 million ($0.05 per share). Excluding these items, earnings per diluted share in the fourth quarter were $0.40 compared to $0.49 in the prior quarter and $0.29 in the fourth quarter of 2005, excluding similar charges. (See the attached "Non-GAAP Measures" table that reconciles net earnings per diluted share excluding these items to GAAP net earnings per diluted share.)

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings in the attached "Non-GAAP Measures" table) were $26.5 million in the fourth quarter of 2006, compared with $32.8 million in the previous quarter and $21.1 million in the fourth quarter of 2005.

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Technitrol Reports Q406 Results - two

Net cash at December 29, 2006 was $28.0 million (cash and equivalents of $87.2 million less debt of $59.2 million), compared with $10.5 million (cash and equivalents of $68.4 million less debt of $57.9 million) at the end of the previous quarter. Technitrol's capital spending in the fourth quarter of 2006 was approximately $8.9 million.

For fiscal 2006, Technitrol’s revenues from continuing operations were $954.1 million, compared with $616.4 million in fiscal 2005. GAAP earnings from continuing operations were $56.9 million, or $1.40 per diluted share, for the year, compared with a loss of ($24.4 million), or ($0.61) per share, in fiscal 2005. Excluding severance and asset impairment expenses and other unusual items in all periods, earnings per share in fiscal 2006 were $1.69, compared with $0.72 a year earlier.

Pulse

Pulse designs and manufactures a wide variety of passive electronic components and modules, electronic connector products, antennas for wireless communication / information devices, and a variety of coils for automotive uses. Revenues for the fourth quarter were $154.0 million, compared with $174.0 million in the prior quarter and $121.0 million in the fourth quarter of 2005. The sequential-quarter revenue decline reflects heavy pre-holiday consumer electronics production which favored the third quarter to the detriment of the fourth, a temporary antenna market share gain in the third quarter not carried into the fourth quarter and a broad fourth-quarter overall electronics slowdown which has been widely reported across the electronics industry. This market entrenchment is expected to continue into the first half of 2007.

Unsatisfactory fourth-quarter operating margin reflected operational inefficiencies resulting from decreased production volumes, particularly in the antenna and automotive divisions, where shipments sharply declined in December, as well as the effect of a full quarter of wage increases in China. In addition, Pulse’s automotive division incurred significant expenses in the quarter related to continued integration and cost elimination efforts, which are expected to be resolved by the end of the first quarter.

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Technitrol Reports Q406 Results - three

GAAP operating profit in the fourth quarter was $10.9 million at Pulse, compared with $15.3 million in the third quarter and $9.6 million in the fourth quarter of 2005. Excluding pre-tax severance and asset-impairment expenses of $2.2 million, related primarily to restructuring of European operations and a loss on the sale of a building, and a pre-tax charge of $0.1 million of accelerated depreciation, fourth-quarter 2006 operating profit was approximately $13.2 million, compared with $20.4 million in the third quarter and $12.4 million in the fourth quarter of 2005, excluding similar charges. (See "Non-GAAP Measures" table).

AMI Doduco

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Fourth-quarter shipments reflected sustained strength in electrical contact markets, particularly in Europe, which reported an especially strong December despite the effect of numerous holidays on industrial activity. Revenues in the fourth quarter were $82.1 million, compared with $83.7 million in the previous quarter and $63.5 million in the fourth quarter of 2005. In addition to favorable market demand trends and share gains (particularly in Europe and Asia) significantly higher pass-through costs for silver and other metals continued to drive year-over-year revenue growth.
AMI Doduco's fourth-quarter GAAP operating profit from continuing operations, including $0.2 million in pre-tax severance and asset-impairment expenses related to the recent closure of a facility in France, was $6.1 million, compared with $4.6 million in the previous quarter and $1.2 million in the fourth quarter of 2005. Excluding severance and asset-impairment expense in all periods, fourth-quarter 2006 operating profit was $6.3 million, compared with $4.9 million a quarter ago and $2.3 million in the fourth quarter of 2005. (See "Non-GAAP Measures" table). AMI Doduco’s operating margin in the most recent quarter reflects the results of earlier restructuring and expense reduction efforts, the ongoing phase-in of lean manufacturing processes, price increases and good production capacity utilization.

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Technitrol Reports Q406 Results - four

Outlook

Based on customer forecasts, publicly available market and peer data, internal analysis and normal seasonal trends, Technitrol expects first-quarter 2007 consolidated revenues to be in the range of $233 million to $236 million, assuming a continuation of current market conditions, including near-term sluggishness in the electronics supply chain. Excluding severance and asset-impairment expense, if any, first-quarter consolidated operating profit is expected to be between $16 million and $17 million, and the effective tax rate approximately 20%. As is normally the case, Technitrol expects the first quarter to be the weakest of the year. Improving overall market fundamentals and the impact of integration and cost elimination efforts at Pulse’s automotive division will drive continuing progressive profit improvement in the second through fourth quarters.

The company plans to provide no further outlook information until results are reported for the first quarter of 2007. In the absence of public announcements from Technitrol, changes in forecasts, positive or negative, from equity analysts are unofficial and should be considered with due caution.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-Q report for the quarter ended September 29, 2006 in Item 2 under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).”

These risk factors include, but are not limited to, the following:

·	Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

·	Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

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Technitrol Reports Q406 Results - five

·	An inability to adequately respond to changes in technology or customer needs may decrease our sales.

·	If our inventories become obsolete, our future performance and operating results will be adversely affected.

·	An inability to capitalize on our recent or future acquisitions may adversely affect our business.

·	Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

·	An inability to identify additional acquisition opportunities may slow our future growth.

·	If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

·	If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

·	Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

·	A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

·	Costs associated with precious metals and base metals may not be recoverable.

·	Competition may result in lower prices for our products and reduced sales.

·	Fluctuations in foreign currency exchange rates may adversely affect our operating results.

·	Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

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Technitrol Reports Q406 Results - six

·	Shifting our operations between regions may entail considerable expense.

·	Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

·	Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

·	Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

·	The unavailability of insurance against certain business risks may adversely affect our future operating results.

·	Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Thursday, January 25, 2007 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on January 25, 2007 and concluding at midnight, February 1, 2007. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

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Technitrol Reports Q406 Results - seven

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Twelve Months Ended
	12/29/06	12/30/2005	12/29/06	12/30/2005

Net sales	$236,082	$184,465	$954,096	$616,378
Cost of goods sold	186,218	142,136	735,006	473,535
Gross profit	49,864	42,329	219,090	142,843
Selling, general and administrative expenses	30,452	29,109	138,971	106,797
Severance and asset-impairment expenses	2,414	2,395	8,829	53,036
Operating profit (loss)	16,998	10,825	71,290	(16,990)

Interest income (expense), net	(782)	194	(5,328)	1,352
Other income (expense), net	1,703	(596)	4,124	(1,690)
Net earnings (loss) from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	17,919	10,423	70,086	(17,328)
Income taxes	3,312	2,136	11,680	6,161
Net earnings (loss) from continuing operations before minority interest and cumulative effect of accounting changes	14,607	8,287	58,406	(23,489)
Minority interest, net of income taxes	(189)	106	(1,511)	(939)
Net earnings (loss) from continuing operations before cumulative effect of accounting changes	14,418	8,393	56,895	(24,428)
Cumulative effect of accounting changes, net of income taxes	0	(564)	75	(564)
Net income (loss) from discontinued operations, net of income taxes	354	(77)	233	(472)
Net earnings (loss)	14,772	7,752	57,203	(25,464)

Basic earnings (loss) per share from continuing operations before cumulative effect of accounting changes	0.35	0.20	1.41	(0.61)
Cumulative effect of accounting changes, net of income taxes	--	(0.01)	0.00	(0.01)
Basic earnings (loss) per share from discontinued operations	0.01	(0.00)	0.01	(0.01)
Basic earnings (loss) per share	0.36	0.19	1.42	(0.63)

Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting changes	0.35	0.20	1.40	(0.61)
Cumulative effect of accounting changes, net of income taxes	--	(0.01)	0.00	(0.01)
Diluted (loss) per share from discontinued operations	0.01	(0.00)	0.01	(0.01)
Diluted earnings (loss) per share	0.36	0.19	1.41	(0.63)

Weighted average common and equivalent shares outstanding	40,738	40,407	40,594	40,297

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Technitrol Reports Q406 Results - eight

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Twelve Months Ended
	12/29/2006	12/30/2005	12/29/2006	12/30/2005
Net sales
Pulse	$153,961	$120,998	$627,505	$361,552
AMI Doduco	82,121	63,467	326,591	254,826
Total net sales	236,082	184,465	954,096	616,378
Operating profit (loss)
Pulse	10,903	9,646	54,037	(20,218)
AMI Doduco	6,095	1,179	17,253	3,228
Total operating profit (loss)	16,998	10,825	71,290	(16,990)

FINANCIAL POSITION
(in thousands, except per-share amounts)	12/29/2006	12/31/2005
	(unaudited)

Cash and equivalents	$87,195	$173,664
Trade receivables, net	160,083	136,115
Inventories	106,397	73,598
Other current assets	31,724	20,174
Fixed assets	107,346	92,898
Other assets	284,668	189,853
Total assets	777,413	686,302
Current portion of long-term debt	60	50,795
Short-term debt	1,771	3,219
Accounts payable	97,593	67,929
Accrued expenses	99,291	71,767
Long-term debt	57,331	32,697
Other long-term liabilities	30,758	28,605
Total liabilities	286,804	255,012
Minority interest	9,691	12,626
Shareholders' equity	480,918	418,664
Net worth per share	11.80	10.33
Shares outstanding	40,751	40,529

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Technitrol Reports Q406 Results - nine

NON-GAAP MEASURES UNAUDITED (in thousands except per-share amounts)

1. EBITDA from continuing operations
	Quarter Ended
	12/29/06	9/29/06	12/30/05

Net earnings	$14,772	$15,245	$7,752
Net (earnings) loss from discontinued operations	(354)	29	77
Cumulative effect of accounting changes, net	0	0	564
Minority interest	189	(233)	(106)
Income taxes	3,312	1,953	2,136
Interest expense (income), net	782	2,085	(194)
Other expense (income)	(1,703)	775	596
Depreciation and amortization	6,951	7,408	6,350
Impact of accelerated depreciation and purchase accounting adjustments	115	2,895	1,500
EBITDA from continuing operations	24,064	30,157	18,675
Severance and asset-impairment expenses	2,414	2,604	2,395

EBITDA from continuing operations excluding severance, asset-impairment expenses, and cumulative effect of accounting changes	26,478	32,761	21,070

2. Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense, cumulative effect of accounting change, accelerated depreciation and purchase accounting adjustments

	Quarter Ended			Fiscal Year Ended
	12/29/06	9/29/06	12/30/05	12/29/06	12/30/05

Net earnings per diluted share, GAAP	$0.36	$0.38	$0.19	$1.41	$(0.63)
Diluted (earnings) per share from discontinued operations	(0.01)	0.00	0.00	(0.01)	0.01
After-tax severance and asset-impairment expense, per share	0.05	0.05	0.05	0.18	1.29

Cumulative effect of accounting changes, net	--	--	0.01	0.00	0.01
Impact of insurance settlement, accelerated depreciation and purchase accounting adjustments, per share	0.00	0.06	0.04	0.11	0.04
Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expenses, cumulative effect of accounting change, impact of accelerated depreciation and purchase accounting adjustments	0.40	0.49	0.29	1.69	0.72

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Technitrol Reports Q406 Results - ten

3. Segment operating profit excluding severance and asset-impairment expense, accelerated depreciation and purchase accounting adjustments
	Quarter Ended
	12/29/06	9/29/06	12/30/05

Pulse operating profit, GAAP	$10,903	$15,269	$9,646
Pre-tax severance and asset-impairment expense	2,206	2,254	1,266
Pre-tax impact of accelerated depreciation and purchase accounting adjustments	115	2,895	1,500
Pulse operating profit, excluding severance and asset-impairment expense, accelerated depreciation and purchase accounting adjustments	13,224	20,418	12,412

AMI Doduco operating profit, GAAP	6,095	4,585	1,179
Pre-tax severance and asset-impairment expense	210	350	1,129
AMI Doduco operating profit, excluding severance and asset-impairment expense	6,305	4,935	2,308

    1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

    2,3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2006 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

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